                                                                EXHIBIT 10.32


                                   AGREEMENT

         THIS AGREEMENT made this 26th day of June, 1996, by and between KEVIN THOMAS, M.D., individually (hereinafter referred to as "Thomas"), STEPHEN B. LEVINE, M.D., individually (hereinafter referred to as "Levine"), various affiliated professional corporations affiliated with THOMAS and LEVINE (the "Pinnacle Group"), RAMIE A. TRITT, M.D., individually (hereinafter referred to as "Tritt"), ATLANTA EAR NOSE & THROAT ASSOCIATES, P.C. ("Atlanta ENT"), RANDE
H. LAZAR, M.D., individually (hereinafter referred to as "Lazar"), OTOLARYNGOLOGY OF MEMPHIS, P.C. ("Otolaryngology of Memphis"), GERALD R. BENJAMIN, individually (hereinafter referred to as "Benjamin"), and PREMIER HEALTHCARE ("Premier") (all collectively hereinafter referred to as the "Parties").


                              W I T N E S S E T H:

         WHEREAS, the Parties hereto desire to form a corporation under the laws of either Delaware or Georgia, as determined by the Board of Directors in order to engage in a national physician practice management company and any other similar business that the Board of Directors decides to pursue; and

         WHEREAS, the Parties are desirous of setting forth the terms and conditions upon which said corporation will be organize;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

         1. FORMATION OF CORPORATION. The Parties shall form a corporation under the tentative name of PHYSICIAN'S SPECIALTY CORP. (hereinafter referred to as the "Corporation") for the general purpose of operating a national physician practice management company and engaging in any other lawful act or activity for which the Corporation may be organized under the applicable Corporation Code.

         2. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Corporation shall be in a form agreed upon by all the Parties hereto. It is anticipated that there shall be one class of common stock with Forty Million ($40,000,000) shares to be authorized along with an authorized class of "Blank Check" preferred stock. It is anticipated that Atlanta ENT will own approximately twenty-two and 418/1000ths percent (22.418%) of the outstanding common stock; Otolaryngology of Memphis will own thirteen and 23/100ths percent (13.23%) of the outstanding common stock; and the Pinnacle Group will own twenty-five and 541/1000ths percent (25.541%) of the outstanding common stock. Notwithstanding anything contained herein to the contrary, the ultimate allocation of equity among the three (3) aforementioned Parties will be determined by ARTHUR ANDERSEN & CO. (taking into account both the proforma annualized contribution margin generated by each party to the Corporation and the net worth of each party) on the basis of audited historical data. Ten percent (10%) of the





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outstanding common stock will be reserved for management incentive stock options, and Tritt and Premier will each receive five percent (5%) of the authorized common stock. It is anticipated that eighteen and 75/100ths percent (18.75%) of the authorized common stock shall be sold pursuant to a public offering ("IPO") in which approximately Fifteen Million Dollars ($15,000,000.00) will be raised. It is also anticipated that Atlanta ENT, the Pinnacle Group and Otolaryngology of Memphis (the "PC's") will enter into a tax-free "C" reorganization agreement with the Corporation, and, as a result thereof, these three (3) shareholders will receive and distribute to their shareholders their share of the outstanding common stock. Both Tritt and Premier shall each contribute approximately Five Hundred Dollars ($500.00) as their investment for their common stock.

         3. BY-LAWS. The By-laws of the Corporation to be adopted by the Board of Directors and approved by the Shareholders shall be in a form agreed upon by the undersigned Parties.

         4. INITIAL FUNDING OF THE CORPORATION. As referred to above, it is anticipated that there shall occur an IPO of approximately eighteen and 75/100ths percent (18.75%) of the outstanding common stock within a reasonable time after incorporation in consideration of approximately Fifteen Million Dollars ($15,000,000.00). In order to fund the soft costs that are expected, select Parties have agreed to loan to the Corporation approximately Five Hundred Thousand Dollars ($500,000.00) as follows:

                 (a)      Atlanta ENT                               34.1%            $170,500.00

                 (b)      Otolaryngology of Memphis                 20.1%            $100,500.00

                 (c)      the Pinnacle Group                        38.7%            $193,500.00

                 (d)      Benjamin                                   7.1%            $ 35,500.00

                 It is anticipated that the Five Hundred Thousand Dollars ($500,000.00) of soft costs should cover that portion of the necessary fees for accountants, auditors, lawyers, printers, and out-of-pocket expenses incurred prior to the IPO. Each party loaning to the Corporation will receive a note from the Corporation in the applicable amount with interest at prime rate which shall be due and payable upon the IPO closing.

         5. CONTROL. The Parties hereto agree that they shall vote their stock so as to provide for the following:

                 (a) The initial Board of Directors shall be Tritt, Thomas, Lazar, Benjamin and three (3) outside Directors to be named.

                 (b)      The initial officers of the Corporation shall be:





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                          Chairman                          Tritt
                          Vice Chairman                     Benjamin

                 The other officers, inclusive of a Chief Executive Officer and Chief Financial Officer to be recruited by Premier, as agreed upon and ratified by the other Parties.

         6. UNDERWRITING EXPENSES. It is anticipated that the Corporation within ninety (90) days of formation will enter into an agreement with underwriters, including but not limited to, Barington Capital Group, L.P. to underwrite the IPO pursuant to a preliminary term sheet to be attached hereto as Exhibit A upon receipt and final negotiation.

         7. FEES. It is agreed by the Parties that Premier shall receive a fee of Two Hundred Fifty Thousand Dollars ($250,000.00) to be paid at the IPO Closing. Premier shall be responsible for negotiating and delivering an underwriting commitment; preparing a detailed financial model with supporting assumptions; recruiting key executive staff, assisting in closing acquisitions as agreed upon; managing accountants, auditors, underwriters, counsel and process.

         8. RATIFICATION OF AGREEMENT. The Parties shall vote their shares so as to cause Corporation to adopt and ratify all the terms of this Agreement.

         9.      MISCELLANEOUS.

                 (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                 (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Corporation and all other Parties.

                 (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.





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                 (f)      Notices.  All notices, requests, demands, claims, and
other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                          Kevin Thomas, M.D.
                          5671 Peachtree Dunwoody Road
                          Suite 400
                          Atlanta, Georgia  30342

                          Stephen B. Levine, M.D.
                          5671 Peachtree Dunwoody Road
                          Suite 400
                          Atlanta, Georgia  30342

                          THE PINNACLE GROUP
                          c/o Kevin Thomas, M.D. and
                          Stephen B. Levine, M.D.
                          5671 Peachtree Dunwoody Road
                          Suite 400
                          Atlanta, Georgia  30342

                          Ramie A. Tritt, M.D.
                          c/o The Medical Quarters
                          5555 Peachtree Dunwoody Road
                          Suite 235
                          Atlanta, Georgia  30342

                          ATLANTA EAR, NOSE & THROAT ASSOCIATES, P.C.
                          c/o The Medical Quarters
                          5555 Peachtree Dunwoody Road
                          Suite 235
                          Atlanta, Georgia  30342
                          Attention:  Ramie A. Tritt, M.D.

                          Rande H. Lazar, M.D.
                          1618 East Clanlo Drive
                          Memphis, Tennessee 38104
                          Attention: Rande H. Lazar, M.D.




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                          Gerald R. Benjamin
                          Bock, Benjamin & Co.
                          3414 Peachtree Road
                          Suite 238
                          Atlanta, Georgia  30326

                          PREMIER HEALTHCARE
                          a Division of Bock, Benjamin & Co.
                          3414 Peachtree Road
                          Suite 238
                          Atlanta, Georgia  30326
                          Attention:  Gerald R. Benjamin

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                 (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

                 (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Corporation and all requisite parties. No wavier by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                 (i) Severability. Any term or provisions of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provisions in any other situation or in any other jurisdiction.





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                 (j)      Expenses.  Each of the Parties hereto will bear his
or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                 (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intent that each representation, warranty, and covenant contained herein shall have independent significant. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the Party is in breach of this first representation, warranty, or covenant.

                 (l) Incorporation of Exhibits Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to any injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                 (n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Atlanta, Georgia, in any action or proceedings arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.





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                 IN WITNESS WHEREOF, the Parties hereto have executed this
Agreement as of the day and year first above written.

                                           THE PINNACLE GROUP

/s/ Kevin Thomas                           By:  /s/ Kevin Thomas
------------------------------[SEAL]          ----------------------------
KEVIN THOMAS, M.D., individually                     KEVIN THOMAS


/s/ Stephen B. Levine                      By: /s/ Stephen B. Levine
------------------------------[SEAL]           -----------------------------
STEPHEN B. LEVINE, M.D. individually               STEPHEN B. LEVINE

                                           ATLANTA EAR, NOSE & THROAT ASSOCIATES, P.C.


/s/ Ramie A. Tritt                         By:  /s/ Ramie A. Tritt
------------------------------[SEAL]           -----------------------------
RAMIE A. TRITT, M.D., individually                   RAMIE A. TRITT

/s/ Rande H. Lazar                         By: /s/ Rande H. Lazar
------------------------------[SEAL]          ------------------------------
RANDE H. LAZAR, M.D., individually                   RANDE H. LAZAR

                                           PREMIER HEALTHCARE a Division of BOCK, Benjamin & Co,.

/s/ Gerald R. Benjamin                     By: /s/ Gerald R. Benjamin

------------------------------[SEAL]          -------------------------------
GERALD R. BENJAMIN, individually                   GERALD R. BENJAMIN





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